UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D. C. 20549

Schedule 14C Information
Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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☒	Definitive Information Statement

XTREME OIL & GAS, INC.

(Name of Registrant As Specified In Its Charter)

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We Are Not Asking You for a Proxy and You are Requested Not To Send Us a Proxy

INFORMATION STATEMENT
OF
XTREME OIL & GAS, INC.
5700 West Plano Parkway
Suite 3600
Plano, Texas
(214) 432-8002

July 26, 2013

Dear Stockholder:

We are writing to advise you that our Board of Directors and shareholders holding a majority of our outstanding voting capital stock have authorized the following actions:

 (i) The sale of the Company’s Texas oil and gas leases, our West Thrifty/Quita properties;

(ii) Ratification of the sale to Torchlight Energy Resources, Inc. of certain of the Company’s Kansas and Oklahoma properties; and

(iii) An amendment to Xtreme’s Articles of Incorporation to: (a) effect a reverse stock split of the Company's Common Stock, par value $0.001 per share (“Common Stock”) pursuant to which the 558,396,564 outstanding shares (on an as converted basis) of the Company's Common Stock, par value $0.001, will be subject to a reverse split on a One for One Hundred (1:100) basis (the “Reverse Split”).

These corporate actions were approved by written consent effective July 2, 2013 by our Board of Directors and a majority of holders of our voting capital stock, in accordance with Sections 78.2055, 78.315 and 78.320 of the Nevada Revised Statutes. Our directors and majority of the shareholders of our outstanding capital stock, as of the record date of July 2, 2013, have approved the corporate actions after carefully considering them and concluding that approving the corporate actions were in the best interests of our Company and our shareholders.

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

No action is required by you. The enclosed Information Statement is being furnished to you to inform you that the foregoing actions have been approved by those having sufficient voting power to approve such actions. No other shareholder consents will be solicited in connection with the transactions described in this Information Statement.

Pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended, the proposals will not be adopted until a date at least 20 days after the date of this Information Statement has been mailed to our shareholders. This Information Statement is being mailed to you on or about July 26, 2013.

Please feel free to call us at (214) 432-8002 should you have any questions on the enclosed Information Statement

By: /s/ Willard G. McAndrew III
Willard G. McAndrew, III
Chief Executive Officer and President
Plano, Texas
July 26, 2013

XTREME OIL & GAS, INC.
5700 West Plano Parkway
Suite 3600
Plano, Texas
(214) 432-8002

INFORMATION STATEMENT
PURSUANT TO SECTION 14(C)
OF THE SECURITIES EXCHNAGE ACT OF 1934
AND RULE 14C-2 THEREUNDER

This Information Statement is being furnished to the holders of record of shares of the Common Stock of Xtreme Oil & Gas, Inc. as of the close of business on the record date, July 2, 2013. The purpose of the Information Statement is to notify the Company’s shareholders that on July 2, 2013, the Company received written consents in lieu of a meeting of shareholders (the “Written Consent”) from the holders of having 969,655,220 of the votes of the total voting of the issued and outstanding voting shares of the Company, representing 83.1% of the total votes of the Company’s voting securities. The Written Consent adopted resolutions that:

(i) Approved sale of the Company’s Texas oil and gas leases, our West Thrifty/Quita properties;

(ii) Ratified the sale to Torchlight Energy Resources, Inc. of certain of the Company’s Kansas and Oklahoma properties; and

(iii) Amended Xtreme’s Articles of Incorporation to: (a) effect a reverse stock split of the Company's Common Stock, par value $0.001 per share (“Common Stock”) pursuant to which the 558,396,564 outstanding shares (on an as converted basis) of the Company's Common Stock, par value $0.001, will be subject to a reverse split on a One for One Hundred (1:100) basis (the “Reverse Split”).

You are urged to read the Information Statement in its entirety for a description of the actions taken by the shareholders of the Company having a majority of its voting rights. The resolutions will become effective twenty calendar days after this Information Statement is first mailed to the Company’s shareholders.

Because shareholders holding at least a majority of the voting rights of our outstanding Common Stock have voted in favor of the foregoing actions, and have sufficient voting power to approve such actions through its ownership of equity securities, no other shareholder consents will be solicited in connection with the transactions described in this Information Statement. The Board is not soliciting proxies in connection with the adoption of these resolutions, and proxies are not requested from shareholders.

In accordance with Nevada law, July 2, 2013 is the record date for determining the shareholders entitled to notice of the above noted actions. This Information Statement is being mailed on or about July 26, 2013 to shareholders of record on the record date.

DISTRIBUTION AND COSTS

The Company will pay all costs associated with the distribution of this Information Statement, including the costs of printing and mailing. In addition, the Company will only deliver one Information Statement to multiple security holders sharing an address, unless the Company has received contrary instructions from one or more of the security holders. Also, the Company will promptly deliver a separate copy of this Information Statement and future shareholder communication documents to any security holder at a shared address to which a single copy of this Information Statement was delivered, or deliver a single copy of this Information Statement and future shareholder communication documents to any security holder or holders sharing an address to which multiple copies are now delivered, upon written request to the Company at its address noted above.

Shareholders may also address future requests regarding delivery of information statements by contacting the Company at the address noted above.

VOTE REQUIRED; MANNER OF APPROVAL

Approval of the sale of the West Thrifty/Quita leases, ratification of the sale of interests in our Oklahoma and Kansas properties, and approval the Reverse Split requires the affirmative vote of the holders of a majority of the voting power of the Company. Because shareholders holding at least a majority of the voting power of the Company’s outstanding voting securities have voted in favor of the foregoing actions, and have sufficient voting power to approve such actions through their ownership of such securities, no other shareholder consents will be solicited in connection with the transactions described in this Information Statement. The Board is not soliciting proxies in connection with the adoption of these proposals, and proxies are not requested from shareholders.

The law pertaining to corporate actions of the Company, the Nevada Revised Statutes, provides in substance that shareholders may take action without a meeting of the shareholders and without prior notice if a consent or consents in writing, setting forth the action so taken, is signed by the holders of the outstanding voting shares holding not less than the minimum number of votes that would be necessary to approve such action at a shareholders meeting. The actions taken in this Information Statement require the written consent from holders of record of a majority of the outstanding shares of voting stock of the Company.

The Company has three classes of voting stock outstanding: the Common Stock, the Series A Preferred Stock, and the Nontransferable Preferred Stock. There are currently 188,996,564 shares of Common Stock outstanding and each share of Common Stock is entitled to one vote; 3,694,400 shares of Series A Preferred Stock and each share is entitled to 100 votes; and 1,000 shares of Nontransferable Preferred Stock entitled to votes totaling 110% of the combined voting of the Common Stock and the Series A Preferred Stock. Accordingly, the total number of votes held by holders of the Company’s voting securities is 1,172,632,784 reflecting 188,996,564 votes of the Common Stock, 369,400,000 votes of the Series A referred Stock, and 110% of the total votes of the Common Stock and Series A Preferred combined or  614,236,220 votes. The vote or written consent of the shareholders holding at least 586,316,111votes from the Common Stock, Series A Preferred Stock, and the Nontransferable Preferred Stock issued and outstanding is necessary to approve the sale of the West Thrifty/Quita leases, ratify the sale of interests in our Oklahoma and Kansas properties, and approve the Reverse Split. In accordance with Nevada law, July 2, 2013 is the record date for determining the shareholders entitled to vote or give written consent.

On July 2, 2013, the Company received Written Consents from the holders of voting stock having 969,655,220 of 1,172,632,784 votes from issued and outstanding shares having the right to vote or shares representing 82.7% of the total votes from the issued and outstanding shares of our stock having voting power. The Written Consent adopted resolutions which: (a) authorize the sale of the West Thrifty/Quita leases; (b) ratify the sale of interests in the Kansas and Oklahoma properties, and (c) approved the Reverse Split. Accordingly, in compliance with the Nevada Revised Statutes, at least a majority of the outstanding shares have (a) authorized the sale of the West Thrifty/Quita leases; (b) ratified the sale of interests in the Kansas and Oklahoma properties, and (c) approved the Reverse Split. As a result, no vote or proxy is required by the shareholders to adopt the foregoing actions.

Under Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Act”), the corporate actions identified in this Information Statement may not be implemented until 20 calendar days after this Information Statement is first mailed to the Company’s shareholders. As such, the sale of the West Thrifty/Quita leases, ratification of the sale of interests in our Oklahoma and Kansas properties, and approval of the Reverse Split with its filing of the relevant documents with the Nevada Secretary of State, are anticipated to be on or about August 15, 2013, or 20 days after the mailing of this Information Statement.

CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING INFORMATION

This information statement contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, reflecting management’s current expectations. Examples of such forward-looking statements include our expectations with respect to our future prospects and strategy. Although we believe that our expectations are based upon reasonable assumptions, there can be no assurances that our financial goals or any transactions described herein will be realized. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Numerous factors may affect our actual results and may cause results to differ materially from those expressed in forward-looking statements made by or on behalf of our company. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words, “believes,” “anticipates,” “plans,” “expects” and similar expressions are intended to identify forward-looking statements. We assume no obligation to update the forward-looking information to reflect actual results or changes in the factors affecting such forward-looking information.

GENERAL

Over the last several years, we have acquired several oil and gas properties but have lacked the financial resources to develop our properties fully or have encountered difficulties in bringing the properties to completion, difficulties which in turn require unanticipated expenditure of financial resources. Despite our lack of operating capital, others desire to develop our portfolio of properties. As described in the second Action herein, we have sold to Torchlight half of our interest in our Kansas and Lenhart properties as well as interests in our other Oklahoma properties. With the sale of these interests and the sale of our Texas properties, as described in the first Action herein, we will have significantly improved the liquidity our balance sheet. Further, the conversion of debt to Common or Preferred Stock enables us to satisfy our debt obligations. Thus we can potentially have both a long-term income stream and, ultimately, liquid assets. At that point, which should occur over the summer of 2013, we can then proceed to implement a new business plan though we do not currently have one.

Xtreme has no plans to liquidate upon consummation of the sale of the West Thrifty/Quita leases as set forth in the first Action below; nor does Xtreme have any plans to liquidate if, in addition to the sale of the West Thrifty/Quita leases, Torchlight exercises it option to acquire all of our Oklahoma and Kansas properties as described in the second Action. Upon the sale of the West Thrifty/Quita leases, and, in the event Torchlight purchases the balance of the Oklahoma and Kansas properties, Xtreme’s operations will be passive in that its income will be derived from royalty income from the West Thrift/Quita properties and its other asset, Torchlight Common Stock.

Actions one and two relate to the sale of properties and action three relates to the restructuring of the Company’s capital stock through a reverse stock split.

Employment Agreements and the Resolutions

Effective as of December 1, 2009, the Company entered into employment agreements with our Chief Executive Officer, Willard G. McAndrew, our Chief Operating Officer, Nicolas DeVito, and our corporate Secretary, Phyllis Wingate. Each of these agreements had a term of five years. The Company entered into a similar agreement with Mr. Wurtele, our Chief Financial Officer, effective December 1, 2011. In the summer of 2012, the Company ceased to pay each of these individuals and was in breach of its agreement with each of them.

Effective May 7, 2013, the Company entered into a mutual release with each of the individuals whereby each of these individuals would be issued a new class of stock, Series A Preferred Stock, as compensation for back pay, consideration that was to be paid under the contract for breach, and, in certain circumstances, other obligations owned by the Company to the individuals. The agreement also releases each from an obligation not to engage in a conflict of interest. Each of the employees, other than Ms. Wingate, agreed to continue employment at an hourly rate for the time devoted to the necessary functioning of the Company but for at least $500 per month, but such employment may be ended at the election of Xtreme or the employee. The hourly rate of Messrs. McAndrew, DeVito, and Wurtele is $112.50, $93.75, and $62.50.

Each share of Series A Preferred Stock is convertible into 100 shares of Common Stock, subject to proportionate reduction where there is a reverse stock split as required in the third action set forth in this Information Statement. Once there are a sufficient number of shares authorized for the conversion, the holder may convert the shares at the holder’s discretion. The Series A Preferred Stock must be converted to Common Stock on April 14, 2014, unless there is not a sufficient number of shares authorized, but, in any event, must be converted after that date upon an adequate number of shares being authorized.

Based on the conversion price of the Company’s Convertible Debt, the Company issued to Willard McAndrew, Nicholas DeVito, Roger Wurtele, and Phyllis Wingate 1,200,000; 1,500,000; 400,000; and 84,000 shares of Series A Preferred Stock, respectively.

Potential Change of Control

Presently, Mr. McAndrew is the sole owner of our Nontransferable Preferred Stock. That stock has one more vote than the combined voting power of the Common Stock and Series A Preferred Stock. That power ceases, however, when Mr. McAndrew is no longer employed by the Company, and the relative percentage of the other classes of stock would essentially double. Though Mr. McAndrew remains employed by the Company, that employment is at will; and if he ceases to be employed by the Company, control of the Company would pass to others though Mr. McAndrew would retain significant influence on the Company through his stock ownership and his position as the Company’s sole director.

Advisors to the Company

In late March 2013, the Company formed a council  of three shareholders, Ben Doberty, Brandon Chabner, and Keith Houser, to review, among other duties, the proposed transactions set forth in this Information Statement. Since the Company has only one director, Mr. McAndrew, he believed it to be advisable to obtain independent insight with respect to the transactions described herein and other transactions or matters. Accordingly, each has reviewed the matters set forth in this Information Statement and unanimously recommended to proceed.

Each time the committee convenes, each member is paid $50 per hour.

Possible Continuation in a Different Operating Sector

Should the agreements with Heritage and Torchlight result in our assets consisting of royalty interests or stock of Torchlight, we would pursue other operations by seeking a business combination with an operating entity, acquiring assets or by other means. The Company will utilize its capital stock together with its financial resources, if any, in furtherance of this business objective.

It may be expected that entering into one or more transactions in pursuit of this objective will involve the issuance of restricted shares of capital stock. The issuance of additional shares of our Common Stock or other capital stock that may be convertible into Common Stock may significantly reduce the proportionate equity interest of our existing stockholders, cause a change in control with a different majority of stockholders and directors, or adversely affect the prevailing market price for our Common Stock.

Federal Income Tax Consequences

In Actions one and two we discuss certain tax consequences of those transactions with respect to Xtreme and our stockholders. We have not sought a ruling request from the Internal Revenue Service nor will we seek an opinion of counsel with respect to the tax consequences of those transactions. If any of the anticipated tax consequences described herein prove to be incorrect, the result could be an increased tax liability at the corporate and/or stockholder level, thus reducing the benefits to us and our stockholders from the sale of assets.

No assurance can be given that the tax treatment described in this information statement will remain unchanged at the time of such distributions.

Investment Company Act Considerations

Upon the sale of the West Thrifty/Quita leases and the acquisition of all Oklahoma and Kansas properties, should Torchlight exercise its option to acquire all of the Oklahoma and Kansas properties, the Company’s assets could be comprised of a royalty interest in the West Thrifty/Quita field and $5,000,000 in stock of Torchlight, stock that is deemed investment securities under the Investment Company Act of 1940. In the event the Torchlight securities are more than 40% of the Company’s assets, the Company could be deemed to be an investment company as defined in that act.

Nonetheless, Xtreme has no intent on being engaged in the business of investing, reinvesting, owning, holding or trading in securities, and Xtreme plans, as soon as reasonably practicable, to engage in a business other than that of investing, reinvesting, owning, holding or trading in securities. To that end, we anticipate that these securities will either be liquidated in some manner, in whole or in part, or that we will be an operating company such that the Torchlight securities will not be more than 40% of the Company’s assets, thus being a transient investment company as set forth in Rule 3a-2 promulgated under the Investment Company Act of 1940 and not subject to other regulations of that act for a period of time.

If we are nevertheless deemed to be an investment company under the Investment Company Act of 1940, we may be subject to certain restrictions that may make it more difficult for to complete any business combination, including restrictions on the nature of acquisition and restrictions on the issuance of securities. In addition, we may have imposed upon us certain burdensome requirements, including registration as an investment company, adoption of a specific form of corporate structure, and reporting record keeping, voting, proxy compliance policies and procedures, and disclosure requirements and other rules and regulations. Compliance with these additional regulatory burdens would require significant unanticipated additional expense.

ACTION #1
SALE OF WEST THRIFT/QUITA LEASES

In 2006 the Company acquired the two contiguous properties, the West Thrifty and Quita prospects comprised of 1272 and 400 gross acres, respectively. At December 31, 2012, the West Thrifty constituted approximately 75% of our gross developed acres, 89% of our net developed acres, and 58% of the asset value of our oil and gas properties. The Company has held discussions with several entities interested in acquiring these properties and has entered into a letter of intent to sell those assets to Heritage O & G Corp. (“Heritage”) or Heritage’s designee.

Should the sale to Heritage fail to close, the Board of Directors is authorized to seek another purchaser of the properties.

The sale of the West Thrifty/Quita properties to Heritage is subject to approval by Xtreme’s stockholders. The letter of intent contemplates the sale for $325,000 of our leasehold interests in these fields. In addition Heritage will carve out for Xtreme a 12.5% overriding royalty interest for Xtreme. An overriding royalty is the right to share a specified fraction of the production or its value that is free of exploration, drilling, or operating expenses and is carved out of a working interest. In addition Heritage has agreed to carry to the tanks the current working interest owners. A working interest owner is typically obligated to pay the working interest owner’s proportional share of drilling, development, and completion costs; by carrying to the tanks working interest owners other than Xtreme, Heritage has committed to pay for all drilling, development, and completion costs until such hydrocarbons are delivered to a purchaser. Heritage has committed to have sufficient liquidity to drill, complete, and rework these interests and is subject to rentals in the event it fails to develop the properties expeditiously.

On May 20, we sold our Texas operating company to Heritage for $50,000.

The Company believes that the interest in the properties is sufficient such that if the transaction with Heritage does not close, a similar transaction can be entered into by the Company, a transaction that should be pursued because of the Company’s lack of liquidity.

Fairness of the Process

In considering the sale of the properties, the board of directors considered several inquiries regarding the sale of the properties including three actual proposals. The Heritage proposal was the largest and provided development commitments for our existing working interest owners without additional charges to them. With respect to the negotiation or sale of the West Thrifty/Quita assets, the board of directors did not obtain a report, opinion, or appraisal from an appraiser or financial advisor. Given the lack of cash in the Company, the Board of Directors determined that the additional expense of these independent appraisal procedures was unreasonable and believed that the process of bidding for the properties added protection to maximize the value of sale of to the Company.

The transaction was reviewed and approved by a group of advisors to the Company. See General – Advisors to the Company.

Appraisal Rights

The stockholders of Xtreme will not have any appraisal rights in connection with the sale of the West Thrifty/Quita leases to Heritage.

Tax Consequences to Xtreme

The sale of the West Thrifty/Quita lease to Heritage will result in a federal tax loss of approximately $4,660,000 to Xtreme. At December 31, 2012, Xtreme had a net operating loss carry-forward of approximately $6,800,000. Any revenue generated from the payment of the overriding royalty retained by Xtreme will be income to Xtreme.

Tax consequences to Xtreme after consummation of the sale of the West Thrift/Quita leases.

After the consummation of the sale of all of the West Thrifty/Quita leases to Heritage, Xtreme will continue to be subject to federal income taxation on its taxable income, if any, such as royalty income, interest income, gain or loss from the sale of any remaining assets. In addition, although we currently do not intend to make distributions of property to our stockholders, in the event we do make a distribution of property to our stockholders, Xtreme may recognize gain upon such a distribution. In such case, Xtreme will be treated as though it sold the distributed property to the stockholders for its fair market value on the date of the distribution. Management believes that Xtreme has available a sufficient amount of its net operating loss carry-forward on a consolidated basis to offset any income or gain recognized by Xtreme as a result of a distribution of property.

Tax Consequences to our Stockholders

Xtreme does not intend to distribute any cash or property to its stockholders in connection with the sale of the West Thrifty/Quita leases. However, if there were any distribution, particularly in connection with the sale of the Oklahoma and Kansas properties to Torchlight which are not anticipated, any amounts received by a stockholder as a result of one or more distributions from Xtreme would be taxed as a dividend to the extent of the stockholder’s ratable share of Xtreme’s current and accumulated earnings and profits determined on a consolidated basis.

THE FOREGOING SUMMARY OF U.S. FEDERAL INCOME TAX CONSEQUENCES IS INCLUDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL OR TAX ADVICE TO ANY STOCKHOLDER. EACH STOCKHOLDER IS URGED TO CONSULT A TAX ADVISOR AS TO THE TAX CONSEQUENCES OF THE SALE OF THE DELTA SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN LAWS AND CHANGES IN APPLICABLE TAX LAWS.

ACTION #2
SALE OF OKLAHOMA AND KANSAS PROPERTIES

On April 15, 2013, Xtreme entered into an agreement with Torchlight Energy, Inc. (“Torchlight”) related to Xtreme’s Kansas, or Smokey Hills, prospect and all of the Company’s properties in Oklahoma whereby Torchlight acquired one-half of the Company’s interest in the Smokey Hills prospect and assumed the Company’s obligation to complete the first well drilled on the prospect plus additional costs previously billed to Xtreme by the operator. Torchlight also assumed Xtreme’s obligation under its working interest in the prospect to drill the planned second well.

With respect to the Oklahoma properties, the Company conveyed half of its working interest and all related equipment in the Lenhart well, and Torchlight acquired all of the Company’s interest in the Robinson and Hancock wells. Torchlight acquired 90% of the Overriding Royalty Interest in the Company’s Salt Water Disposal Well and Facility, as defined. Torchlight will pay the cost to re-enter the Lenhart well.

Torchlight paid the Company $100,000 upon execution of the agreement and has paid the Company $841,000, including the amount necessary to settle our litigation with Baker Hughes.

These transactions provide the resources to develop further wells that working interest owners in the various prospects own.

The agreement also grants to Torchlight the option to acquire for $4,000,000 in Torchlight Common Stock the balance of the Company’s interest in the Smokey Hills prospect if the first well drilled reaches 300 barrels of oil equivalent per day. Torchlight also has the option to acquire the balance of the working interest in the Lenhart prospect for $1,000,000 in Torchlight Common Stock should that well reach 50 barrels of oil equivalent production per day. Both production goals must reach the level of defined production within 30 days of completion.

On May 9, 2013, completion work began on the Smokey Hills project and fracking was completed on June 14, 2013. The Operator has determined not to complete the first well and is reviewing whether to conduct vertical drilling operations around the first well.

The Lenhart well has not yet been re-entered. On June 25, Torchlight had paid Xtreme $841,000, including $600,000 in connection with a settlement of litgation brought by Baker Hughes related to the drilling of the Lenhart. The Company has used the proceeds to discharge its obligations for vendor debt.

Fairness of the Process

With respect to the negotiation or sale of the Oklahoma and Kansas assets, the board of directors did not obtain a report, opinion, or appraisal from an appraiser or financial advisor. Given the lack of cash in the Company, the Board of Directors determined that the additional expense of these independent appraisal procedures was unreasonable and believed that the opportunity to create substantial liquidity for the Company merited the sale.

The transaction was reviewed and approved by a group of advisors to the Company. See General – Advisors to the Company.

Appraisal Rights

The stockholders of Xtreme do not have any appraisal rights in connection with the sale of the Oklahoma and Kansas properties to Torchlight.

Conflict of Interest of Mr. McAndrew and Other Conflicts

Torchlight has asked Mr. McAndrew to consult with Torchlight. Since the Company’s acquisition of the West Thrifty/Quita field in 2006, Mr. McAndrew has been Xtreme’s Chief Executive Officer and a director, and a group of advisors to the Company has approved this relationship and permitted this potential conflict. Any decision involving Torchlight and Xtreme may have an explicit conflict between Torchlight and Xtreme such as whether Torchlight exercises its option to complete the acquisition of the Oklahoma and Kansas properties. Should be McAndrew become a director or officer of Torchlight, these conflicts could become heightened.

Similarly, Torchlight has asked that our Chief Financial Officer, Roger Wurtele, assist it in its financial functions, also a conflict waived at the recommendation of a group of advisors to the Company. This conflict could be increased if Mr. Wurtele becomes an officer of Torchlight.

Beginning May 1, 2013, Torchlight began to sublease space at our headquarters in Plano, Texas.

See General – Advisors to the Company.

Tax Consequences to Xtreme

The complete sale of the Oklahoma and Kansas properties to Torchlight will result in a federal tax gain of approximately $2,615,000 to Xtreme. At December 31, 2012, Xtreme had a net operating loss carry-forward of approximately $6,800,000. Any revenue generated from the payment of the overriding royalty retained by Xtreme will be income to Xtreme.

Tax consequences to Xtreme after consummation of the sale of the Oklahoma and Kansas properties.

After the consummation of the sale of all of the Oklahoma and Kansas properties to Torchlight, Xtreme will continue to be subject to federal income taxation on its taxable income, if any, such as royalty income, interest income, gain or loss from the sale of any remaining assets. In addition, although we currently do not intend to make distributions of property to our stockholders, in the event we do make a distribution of property to our stockholders, Xtreme may recognize gain upon such a distribution. In such case, Xtreme will be treated as though it sold the distributed property to the stockholders for its fair market value on the date of the distribution. Management believes that Xtreme has available a sufficient amount of its net operating loss carry-forward on a consolidated basis to offset any income or gain recognized by Xtreme as a result of a distribution of property.

Tax Consequences to our Stockholders

Xtreme does not intent to distribute any cash or property, including any Torchlight stock, to its stockholders in connection with the sale of the Oklahoma and Kansas properties. However, if there were any distribution, particularly in connection with the sale of the Oklahoma and Kansas properties to Torchlight which are not anticipated, any amounts received by a stockholder as a result of one or more distributions from Xtreme would be taxed as a dividend to the extent of the stockholder’s ratable share of Xtreme’s current and accumulated earnings and profits determined on a consolidated basis.

THE FOREGOING SUMMARY OF U.S. FEDERAL INCOME TAX CONSEQUENCES IS INCLUDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL OR TAX ADVICE TO ANY STOCKHOLDER. EACH STOCKHOLDER IS URGED TO CONSULT A TAX ADVISOR AS TO THE TAX CONSEQUENCES OF THE SALE OF THE XTREME SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN LAWS AND CHANGES IN APPLICABLE TAX LAWS.

ACTION #3
REVERSE STOCK SPLIT

The third corporate action is to approve a 1 for 100 reverse split of all outstanding shares of the Company's Common Stock by filing a Certificate of Amendment with the Nevada Secretary of State. Each issued and outstanding share of Common Stock would automatically be changed into a fraction of a share of Common Stock in accordance with the ratio of 1 for 100. The par value of the Common Stock would remain unchanged at $0.001 per share, and the number of authorized shares of Common Stock would remain unchanged as well. Any fractional shares resulting from the Reverse Split will be rounded up to the nearest whole number. The Reverse Split would become effective after filing a Certificate of Amendment with the Nevada Secretary of State and upon the completion of the review and comment process with FINRA.

Reasons for the reverse split

The Board of Directors believes that the Reverse Split will provide the Company with greater flexibility with respect to the Company’s capital structure for such purposes as additional equity financing and stock based acquisitions and provide a more manageable amount of common shares issued and outstanding allowing the Company’s management to more efficiently manage shareholders’ interests.

We anticipate that the Reverse Split will increase the Company’s stock price, particularly if Torchlight acquires our remaining interests in our Oklahoma and Kansas properties through the issuance of up to $5,000,000 of Torchlight stock. The Board of Directors believes that a low stock price harms our investors because certain policies and practices of the securities industry discourage individual brokers from dealing in lower-priced stocks, many brokerage firms and institutional investors do not recommend lower-priced stocks to their clients or to hold them in their own portfolios, and analysts at many brokerage firms do not monitor the trading activity or otherwise provide research coverage of lower priced or penny stocks. Some of these policies and practices involve time consuming procedures that make the handling of lower priced stocks economically unattractive. As a result, the Board of Directors believes that the Reverse Split could positively affect the market price of the Company’s stock and help alleviate these concerns. There can be no assurance, however, that the market price of the Common Stock will rise in proportion to the reduction in the number of outstanding shares resulting from the Reverse Split or the goals otherwise described herein will be achieved.

In evaluating the Reverse Split, the Company's Board of Directors also took into consideration negative factors associated with reverse stock splits. These factors include the negative perception of reverse stock splits held by many investors, analysts and other stock market participants, as well as the fact that the stock price of some companies that have effected reverse stock splits has subsequently declined back to pre-reverse split levels. The Board, however, determined that these negative factors were outweighed by the potential benefits.

Potential effects of the reverse split

The immediate effect of a Reverse Split would be to reduce the number of shares of Common Stock outstanding, and, we believe, to increase the trading price of the Company's Common Stock. However, the effect of any Reverse Split upon the market price of the Company's Common Stock cannot be predicted, and the history of Reverse Splits for companies in similar circumstances is varied and often does not achieve the goal of increasing the stock price as much as desired or anticipated. The Company cannot assure you that the trading price of the Company's Common Stock after the Reverse Split will rise at all, or in exact proportion to the reduction in the number of shares of the Company's Common Stock outstanding as a result of the Reverse Split. Also, as stated above, the Company cannot assure you that a Reverse Split would lead to a sustained increase in the trading price of the Company's Common Stock. The trading price of the Company's Common Stock may change due to a variety of other factors, including the Company’s operating results, other factors related to the Company's business, and general market conditions.

Effects on ownership by individual shareholders

Upon the effectiveness of the Reverse Split, the number of shares of Common Stock held by each shareholder would be reduced by dividing the number of shares held immediately before the Reverse Split by 100 and then rounding up to the nearest whole share. The Reverse Split would affect the Company's Common Stock uniformly and would not affect any shareholder's percentage ownership interests in the Company or proportionate voting power, except to the extent that whole shares will be exchanged in lieu of fractional shares.

Other effects on outstanding shares

The rights of the outstanding shares of Common Stock would remain the same after the Reverse Split. The Common Stock issued pursuant to the Reverse Split will be fully paid and non-assessable. All Common Stock issued pursuant to the Reverse Split will have the same par value, voting rights and other rights as existing holders of Common Stock. Stockholders of the Company do not have preemptive rights to acquire additional shares of Common Stock.

The Reverse Split may result in some shareholders owning "odd-lots" of less than 100 shares of Common Stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in "round-lots" of even multiples of 100 shares.

The Common Stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934, as amended. As a result, the Company is subject to the periodic reporting and other requirements of the Securities Exchange Act. The proposed Reverse Split would not affect the registration of the Common Stock under the Securities Exchange Act.

Authorized shares of common stock

The Reverse Split would not change the number of authorized shares of the Company's Common Stock as designated by the Company's Articles of Incorporation, as amended. Therefore, because the number of issued and outstanding shares of Common Stock would decrease, the number of shares remaining available for issuance of the Company's Common Stock would increase.

Future company use of authorized common stock; dilutive effects and anti-takeover effects

The Company currently has authorized (i) Common Stock of 200,000,000 shares and approximately 188,996,564 shares of Common Stock are issued and outstanding as of the Record Date, and (ii) blank check preferred stock of 50,000,000 shares, of which 3,694,400 shares have been issued. Upon the effectiveness of the Reverse Split, the Company’s current issued and outstanding Common Stock will decrease to 5,583,966 shares after conversion of the existing outstanding shares of Series A Preferred Stock. Thus, the Reverse Split will result in an increased amount of authorized Common Stock available to the Company’s Board of Directors for future use.

Preferred stock effect

The Company’s Board of Directors does not have to acquire shareholder approval to issue shares of the Company’s available authorized capital stock before or after the Reverse Split. Nor does the Company’s Board of Directors have to obtain the stockholders consent to issue preferred stock or to determine the rights, powers and privileges of such preferred stock. As a result, the Board of Directors has the ability to change the capital structure of the Company in its own discretion. Currently, aside from shares reserved for issuance pursuant to the terms of the Series A Preferred Stock, the Company has no immediate plans to issue additional shares of its Common Stock.

Preferred Stock and a large amount of Common Stock available for issuance could have an anti-takeover effect, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover of the Company more difficult. For example, additional shares could be issued by the Company so as to dilute the voting rights of persons seeking to obtain control of the Company, even if the persons seeking to obtain control of the Company offer an above-market premium that is favored by a majority of the independent shareholders. Similarly, the issuance of additional shares to certain persons allied with the Company’s management could have the effect of making it more difficult to remove the Company’s current management by diluting the stock ownership or voting rights of persons seeking to cause such removal. The Company has no plans or proposals to adopt other provisions or enter into other arrangements, except as disclosed, that may have material anti-takeover consequences.

Procedure for effecting the reverse split and exchange of stock certificates

The Reverse Split would become effective after filing the amendment to the Company’s Certificate of Amendment with the Nevada Secretary of State and upon approval by FINRA of the Reverse Split.

As of the effective date of the Reverse Split, each certificate representing shares of the Company's Common Stock before the Reverse Split would be deemed, for all corporate purposes, to evidence ownership of the reduced number of shares of Common Stock resulting from the Reverse Split. All options, warrants, convertible debt instruments and other securities would also be automatically adjusted on the effective date.

The Company anticipates that its transfer agent will act as the exchange agent for purposes of implementing the exchange of stock certificates. As soon as practicable after the effective date, shareholders and holders of securities convertible into the Company's Common Stock would be notified of the effectiveness of the reverse split. Shareholders of record would receive a letter of transmittal requesting them to surrender their stock certificates for stock certificates reflecting the adjusted number of shares as a result of the Reverse Split. Persons who hold their shares in brokerage accounts or "street name" would not be required to take any further actions to effect the exchange of their certificates. Instead, the holder of the certificate will be contacted.

No new certificates would be issued to a shareholder until the shareholder has surrendered the shareholder's outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Until surrender, each certificate representing shares before the Reverse Split would continue to be valid and would represent the adjusted number of shares based on the exchange ratio of the Reverse Split, rounded up to the nearest whole share. Shareholders should not destroy any stock certificate and should not submit any certificates until they receive a letter of transmittal.

Fractional shares

The Company will not issue fractional shares in connection with any Reverse Split. Instead, any fractional share resulting from the Reverse Split would be rounded up to the nearest whole share.

Accounting consequences

The par value of the Company's Common Stock would remain unchanged at $0.001 per share after the Reverse Split. Also, the capital account of the Company would remain unchanged, and the Company does not anticipate that any other accounting consequences would arise as a result of the Reverse Split.

Federal income tax consequences

No gain or loss should be recognized by a shareholder upon the shareholder's exchange of shares pursuant to the Reverse Split. The aggregate tax basis of the shares received in the Reverse Split would be the same as the shareholder's aggregate tax basis in the shares exchanged. The shareholder's holding period for the shares would include the period during which the shareholder held the pre-split shares surrendered in the Reverse Split.

The Company's beliefs regarding the tax consequence of the Reverse Split are not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will accept the positions expressed above. The state and local tax consequences of the Reverse Split may vary significantly as to each shareholder, depending upon the state in which he or she resides.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of June 30, 2013, the number and percentage of the outstanding voting securities, which according to the information available to Xtreme, were beneficially owned by (i) each person who is currently a director, (ii) each executive officer, and (iii) all current directors and executive officers as a group. Except as listed in the table below, to the knowledge of Xtreme, no person is the beneficial owner of five percent or more of the outstanding voting securities of any class of the Company’s stock other than as stated for them herein. Except as otherwise indicated, the persons named in the table have sole voting and dispositive power with respect to all shares beneficially owned, subject to community property laws where applicable.

				Equivalent
	Number	Percent		Voting
Name and Address of	of Common	of	Total	Percentage
Beneficial Owner	Shares	Class	Votes	Voting
Willard G. McAndrew (1)
5700 West Plano Pkwy,
Suite 3600
Plano, TX 75093
Common Stock	13,931,000	7.4	13,931,000	1.3
Nontransferable Preferred Stock	1,000	100.0	614,236,220	52.4
Series A Preferred Stock	1,250,000	33.8	125,000,000	10.7
Total Voting Percentage			646,926,565	64.4

Nicholas P. DeVito (2)
5700 West Plano Pkwy,
Suite 3600
Plano, TX 75093
Common Stock	3,660,000	1.9	3,660,000	0.3
Nontransferable Preferred Stock	-	-	-	-
Series A Preferred Stock	1,500,000	40.6	150,000,000	12.8
Total Voting Percentage			153,660,000	13.1

Roger Wurtele (3)
5700 West Plano Pkwy,
Suite 3600
Plano, TX 75093
Common Stock	331,300	0.2	331,300	-
Nontransferable Preferred Stock	-	-	-	-
Series A Preferred Stock	400,000	10.8	40,000,000	3.4
Total Voting Percentage			40,331,300	3.4

All executive officers, beneficial
owners, and directors as a
group
Common Stock	17,922,300	9.5%	17,922,300	1.5%
Nontransferable Preferred Stock	1,000	100.0%	614,236,220	52.4%
Series A Preferred Stock	3,419,000	85.3%	341,900,000	29.2%
Total Voting Percentage			974,058,520	83.1%

(1)	Mr. McAndrew’s shares are owned by the WMDM Family Limited Partnership of which Mr. McAndrew is the manager.

(2)	Mr. DeVito’s shares are directly owned.

(3)	Mr. Wurtele’s 331,300 shares are owned by Birch Glenn Investments Ltd. Of which Mr. Wurtele is the owner and manager.

ADDITIONAL INFORMATION

The Company is subject to the filing requirements of the Exchange Act, and in accordance therewith files reports, proxy/information statements and other information including annual and quarterly reports on Form 10-K and 10-Q (the “Exchange Act Filings”) with the SEC. Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained at the Commission at 100 F Street, NE Washington, D.C, 20549. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 100 F Street, NE Washington, D.C 20549, at prescribed rates. The Commission maintains a web site on the Internet (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission through the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”).

We will post this Definitive Information Statement on Schedule 14C on the Company’s website: www.xtoginc.com. We will also provide without charge, to each person to whom a information statement is delivered, upon written or oral request of such person and by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all of the information that has been incorporated by reference in this proxy statement (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the proxy statement incorporates). Such requests should be directed to the address and phone number indicated below. This includes information contained in documents filed subsequent to the date on which definitive copies of the proxy statement are sent or given to security holders, up to the date of responding to the request.

By order of the Board of Directors of
Xtreme Oil and Gas, Inc.
5700 West Plano Parkway,
Suite 3600
Plano, TX 75093
(214) 432-8002
July 26, 2013

Resolution to adopt Action #1

RESOLVED, that the actions of Willard G. McAndrew III in executing on behalf of the Corporation a Letter of Intent with Heritage O & G, Inc. (“Heritage”) relating to the sale of the Corporation’s Texas properties, namely, the West Thrifty and Quita prospects and the Texas operating company; and

RESOLVED FURTHER, that the Corporation’s Chief Executive Officer be, and he hereby is, authorized, empowered, and directed, acting on the advice of counsel, in the name and on behalf of the Corporation, to negotiate and finalize any such agreement or agreements contemplated by said Letter of Intent, as such officer shall, in his sole discretion, determine, or to make or cause to be made, and to execute and deliver, all such agreements, documents, instruments, and certificates and to take all such steps, in furtherance of said agreements and Letter of Intent and otherwise to carry out the full intent and purpose of this resolution; and

RESOLVED FURTHER, that in the event that such agreement is not or agreements are not completed, that the Corporation’s Chief Executive Officer be, and he hereby is, authorized, empowered, and directed, acting on the advice of counsel, to pursue and enter in to any other such agreement or agreements for the sale of the West Thrifty and Quita prospects as such officer shall, in his sole discretion, determine, or to make or cause to be made, and to execute and deliver, all such agreements, documents, instruments, and certificates and to take all such steps, in furtherance of said agreements and otherwise to carry out the full intent and purpose of this resolution

Resolution to adopt Action #2

RESOLVED, that the actions of the officers of the Company in entering into an agreement with Torchlight Energy Resources, Inc. (“Torchlight”) whereby Torchlight will (i) acquire half of the Company’s interest in the Smokey Hills Prospect and assume the Corporation’s obligation to complete the first and second wells drilled or to be drilled on the prospect; (ii) acquire half of the Corporation’s interest in the Lenhart well and a 90% Overriding Royalty Interest in the Salt Water Disposal, such acquisition of the Salt Water Disposal Well being subject to the existing working interests in the well; (iii) acquire all of the Corporation’s interest in the Robinson and Hancock wells; (iv) pay the Corporation approximately $841,000; (iv) have an option to acquire the balance of the Corporation’s interest in the Kansas properties for $4,000,000 of Torchlight’s common stock provided certain production goals are met; and (v) acquire the balance of the Lenhart prospect for $1,000,000 of Torchlight’s common stock provided certain production goals are met; and

RESOLVED FURTHER, that in the event that such agreement is not or agreements require amendment or modification, the Corporation’s Chief Executive Officer be, and he hereby is, authorized, empowered, and directed, acting on the advice of counsel, to pursue and enter in to any other such agreement or agreements as such officer shall, in his sole discretion, determine, or make or cause to be made, and to execute and deliver, all such agreements, documents, instruments, and certificates and to take all such steps, in furtherance of said agreements and otherwise to carry out the full intent and purpose of this resolution

Resolution to adopt Action #3

RESOLVED, that ARTICLE III, CAPITAL STOCK be, and it hereby is amended by deleting the first two paragraphs thereof and inserting the following:

“Reverse Stock Split. Effective on the filing of this Certificate of Amendment of Restated Certificate of Incorporation (the “Effective Time”), a one-for-one hundred reverse stock split of the Corporation’s Common Stock shall become effective, pursuant to which each one hundred shares of Common Stock outstanding and held of record by each stockholder of the Corporation (including treasury shares) immediately prior to the Effective Time (the “Old Common Stock”) shall be reclassified and combined (the “Reverse Split”) into one share of Common Stock automatically and without any action by the holder thereof upon the Effective Time and shall represent one share of Common Stock from and after the Effective Time (the “New Common Stock”). No fractional shares of Common Stock shall be issued as a result of such reclassification and combination. In lieu of any fractional share to which the stockholder would otherwise be entitled, the Corporation shall issue such additional fraction of a share as is necessary to increase the fractional share to a full share. Whether or not fractional shares are issuable upon such reclassification and combination shall be determined on the basis of the total number of shares of Old Common Stock held by a holder and the total number of shares of New Common Stock issuable to such holder as a result of the Reverse Split.

“Number of Authorized Shares; Par Value. The aggregate number of shares that the Corporation shall have authority to issue is two hundred million (200,000,000) shares to be designated respectively as “Common Stock,” and “Preferred Stock”. The number of shares of Common Stock that the Corporation shall have authority to issue is one hundred fifty million (150,000,000), par value $0.001 per share and the number of shares of Preferred Stock that the Corporation shall have authority to issue is fifty million (50,000,000). Any of the 4,000,000 shares of “Series A Preferred Stock” or 1000 shares, whether designated as “Control Preferred Stock” or “Nontransferable Preferred Stock” that may have previously been designated, shall not be modified except that the number of shares of Common Stock into which the Series A Preferred Stock may be converted is changed to reflect the Reverse Split, consistent with the existing provisions of the Series A Preferred Stock.

“The Corporation may issue at any time or from time to time, in any one or more series, an aggregated of Forty five million nine hundred ninety nine thousand (45,999,000) shares of Preferred Stock. And any such series shall be comprised of such number of shares and may have such voting powers, whole or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including liquidation preferences, as shall be stated and expressed in the resolution or resolutions of the Board of Directors of the Corporation, the Board of Directors being hereby expressly vested with such power and authority to the full extent now or hereafter permitted by law.”